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                                                                   Exhibit 10.8

                              [Company Letterhead]


February 8, 2001

Paul A. Grayson
6004 Vista De La Mesa
La Jolla, CA 92037

Re:      Amended and Restated Employment Agreement

Dear Paul:

Senomyx, Inc. (the "Company") is pleased to extend your employment with the Company effective as of the date set forth above on the following terms.

You will serve as President and Chief Executive Officer and will be responsible for all such duties as are normally associated with such position. You will report to the Board of Directors (the "Board") and will be subject to the direction and policies from time to time established by the Board. You will also serve as a member of the Board.

You will work out of our principal offices located in La Jolla. You will be expected to travel as reasonably required by your duties. The Company will reimburse you for your reasonable travel, entertainment, business and other expenses incurred in the course of your employment in accordance with Company policy.

You shall receive an annual base salary of three hundred five thousand dollars ($305,000) effective as of November 1, 2000, payable in regular periodic payments in accordance with Company policy, less standard payroll deductions and all other required withholdings. You will be entitled to benefits commensurate with other senior executives in the Company. In addition, the Company will pay for supplemental life and disability insurance premiums at levels to be mutally agreed between you and the Board. You will also be eligible for bonuses, as shall be determined by the Board. In addition, you will be entitled to not less than 22 days of paid personal leave per year in addition to the designated holidays consistent with standard Company policy.

As of this date the Board has granted to you pursuant to the Company's 1999 Equity Incentive Plan, as amended (the "Plan"), an incentive stock option to purchase up to 400,000 shares of the Company's Common Stock. Such option will become exercisable ("vest") over four (4) years commencing as of November 1, 2000, with 25% of the shares subject to such option vesting as of November 1, 2001 and the remaining such shares vesting ratably on a monthly basis thereafter over the remaining three years on the first day of each month following November 1, 2001, all pursuant to the Plan and the Company's standard form of stock option agreement; provided, however, that vesting shall cease upon the termination of your Continuous Service (as defined in the Plan). To the extent such option (in conjunction with any other outstanding incentive stock options you may have) becomes exercisable for more than the statutory limit in any calendar year, it will be treated as a non-statutory stock option. You will be eligible to be considered for future grants under the Plan as determined by the Board; however, it is expected that you will not be considered for any additional stock or stock option grants under the Plan for at least two years from the date of this letter agreement ("Agreement").


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As a Company employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company's Employee Handbook which will govern the terms and conditions of your employment. The Company's Employee Handbook may be modified from time to time at the sole discretion of the Company.

You will be required to continue to comply with the Proprietary Information and Inventions Agreement (the "Proprietary Information and Inventions Agreement"), attached hereto as Exhibit A, which you executed on May 20, 1999, which prohibits unauthorized use or disclosure of the Company's proprietary information .

During your employment you shall be permitted to serve on the board of directors and provide consulting services to charitable organizations and up to two commercial organizations, for which you may receive compensation, provided that they do not conflict with your obligations to the Company as described herein, nor substantially diminish the amount of time you spend with the Company. In addition, you shall be permitted to make investments that are not directly related to the primary business and affairs of the Company, and that do not conflict with your obligations to the Company as described herein. Prior to joining the board of directors of any such commercial organization, you will notify the members of the board of the Company to request approval of such activity, such approval not to be unreasonably denied.

Notwithstanding anything herein to the contrary, your employment relationship with the Company is "at will." This at-will employment relationship cannot be changed except in writing, approved by the Board and signed by the Company's Chairman of the Board. Your "at will" relationship means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company in writing. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without Cause (as defined herein) or advance notice, by notifying you in writing of such termination, subject to the provisions stated herein.

In the event your employment is terminated during the term of this Agreement without Cause (defined below) or you resign during the term of this Agreement with Good Reason (defined below), and upon your delivery to the Company of a Release and Waiver in the form attached hereto as Exhibit B that is effective pursuant to its terms, the Company will provide you with the following benefits:

(i) the Company will pay a lump sum cash payment equal to the amount of your then current annual base salary, less applicable deductions and withholdings;

(ii) the vesting applicable to the option referred to above, any shares issued upon early exercise of such option which remain subject to vesting and any other Company options or shares of Company stock then owned by you shall be accelerated such that all such vesting that would have occurred had you remained continuously employed with the Company for one (1) year following the date of your termination (the "Severance Period") shall be deemed to have occurred as of the date of your termination;

(iii) in the event you elect continued health care coverage for you and your family under COBRA, the Company will reimburse you for your COBRA premiums during the Severance Period at the same level it paid during your employment; and


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(iv)     the Company will make a lump sum cash payment to you in the amount of seventy-five thousand dollars ($75,000), less standard deductions and withholdings, to cover transitional support.

For purposes of this Agreement, Cause shall be defined as follows:

(i) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony;

(ii)     fraud, embezzlement or theft against the Company;

(iii) a material breach by you of any material provision of your Proprietary Information and Inventions Agreement; or

(iv) your willful and habitual failure to attend to your duties as assigned by the Board which breach, misconduct or non-performance is not cured by you within thirty (30) days after you receive written notice from the Company of such breach, misconduct or non-performance.

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without your consent:

(i) a substantial dimunition in the nature, status or prestige of your responsibilities, title or reporting level as they exist on the date of this Agreement;

(ii) the relocation of the Company's executive offices or principal business location to a point more than fifty (50) miles from the current location;

(iii) a reduction by the Company of your base salary as initially set forth herein or as the same may be increased from time to time;

(iv) any action by the Company (including the elimination of benefit plans without providing substitutes thereof or the reduction of your benefits thereunder) that would substantially diminish the aggregate value of your Company benefits as they exist at such time; or

(v) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform all of the terms and conditions of this Agreement.

This Agreement shall continue in full force and effect for three (3) years following the date hereof, unless your employment with the Company is terminated earlier pursuant to the terms stated herein. Upon the expiration of such three
(3) year period, the term of this Agreement shall automatically be extended by one (1) year on each anniversary of the date of this Agreement, unless either party has provided written notice of termination of this Agreement prior to such anniversary or unless your employment with the Company is terminated earlier pursuant to the terms stated herein. In no event shall termination of this Agreement affect any of your rights hereunder which have accrued prior to such termination, including without limitation any benefits payable upon termination of your employment as provided for above.

This Agreement, including the Exhibits hereto, and the Employee Handbook, form the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this


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Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, except that the Plan, the Founder's Stock Agreement entered into by you on February 1, 1999 and any stock option agreements entered into between you and the Company will govern the terms of your equity incentive compensation from the Company. Without limiting the foregoing, this Agreement amends and restates the letter agreement entered into between you and the Company (formerly known as Ambryx Inc.) on May 13, 1999, which shall no longer have any force or effect.

This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be binding upon and shall inure to the benefit of the Company, its successors, and its assigns. The term "Company" as used herein shall include such successors and assigns to the extent applicable.

Please sign and date this Agreement to evidence your agreement to continue your employment with the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

SENOMYX, INC.


/s/ Dr. Lubert Stryer
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Dr. Lubert Stryer, Chairman of the Board



Accepted By:


/s/ Paul Grayson
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Paul Grayson


2/8/01
------------------------------------------
Date


Attachments:      Exhibit A - Proprietary Information and Inventions Agreement
                  Exhibit B - Release and Waiver


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                                    EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


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                                    EXHIBIT B

                          RELEASE AND WAIVER OF CLAIMS

         In consideration of the payments and other benefits set forth in the letter agreement dated February 8, 2001, to which this form is attached, I, PAUL
A. GRAYSON, hereby furnish SENOMYX, INC. (the "Company"), with the following release and waiver ("Release and Waiver").

         I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries, and benefit plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

         I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

         I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:                                    By:
      ------------------                    ------------------------------------
                                                Paul A. Grayson